UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    April 26, 2016 (April 26, 2016)
KIMBALL INTERNATIONAL, INC.
________________________________________________________________________________________________________
(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code   (812) 482-1600

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On April 26, 2016, Kimball International, Inc. (the “Company”) announced the appointment of two new independent directors to the Company’s Board of Directors (the “Board”), Dr. Susan B. Frampton and Ms. Kristine L. Juster, effective at the start of business on April 27, 2016. Dr. Frampton replaces Christine M. Vujovich, who announced her retirement from the Board effective at close of business April 26, 2016. The appointment of Dr. Frampton and Ms. Juster will enhance the Board’s strategic skillset as the Company plans for future growth.
Dr. Frampton has been President of Planetree, Inc., a global leader in advancing patient-centered healthcare, since 2000. Planetree provides education and information to healthcare organizations, facilitating efforts to create patient-centered care in healing environments. Prior to Planetree, Dr. Frampton held positions with hospitals and research groups focused on health education and management. She is a member of the Governance Board of the International Network of Health Promoting Hospitals and Health Services sponsored by the WHO Coordinating Center for Clinical Health Promotion in Denmark; is on the Editorial Board of the Journal of Compassionate Health Care in London; and is on the Board of Planetree, among other roles with non-profit boards, committees, and organizations focused on improving healthcare quality. She received a B.A. from Rutgers in Medical Anthropology, and holds a Masters and Ph.D. in Medical Anthropology and Community Medicine from University of Connecticut. Dr. Frampton’s expertise in leading organizations to be focused on patient care will prove invaluable to the Company’s planned growth in the healthcare furniture vertical market. The Board also appointed Dr. Frampton to sit on the Compensation and Governance Committee of the Board. As a Class III director, Dr. Frampton will serve as a director of the Company until the 2017 Annual Meeting of Share Owners of the Company. There are no arrangements or understandings between Dr. Frampton and any other person pursuant to which Dr. Frampton was selected as a director of the Company.
Ms. Juster is President of the Global Writing Segment of Newell Rubbermaid, a leader in global writing which includes such well-known brands as Sharpie, Paper Mate, Elmer’s, Uni-ball, Dymo, and X-acto, among others. Prior to taking on this role in May 2014, she was President of the Baby and Parenting Segment of Newell Rubbermaid and held other roles of increasing responsibility since joining the company in 1995. Ms. Juster holds a degree in Hotel and Restaurant Management from Cornell University, and has continued her education since graduation with coursework at Harvard; University of Chicago, Booth School; and the University of Pennsylvania Wharton School. Ms. Juster brings her experience in building high growth businesses and developing high performance teams in markets closely related to the Company’s current industries, including interior design, office industry supplies, and hospitality, which will benefit the Company’s strategic growth planning. The Board also appointed Ms. Juster to sit on the Audit Committee. As a Class I director, Ms. Juster will serve as a director of the Company until the 2018 Annual Meeting of Share Owners of the Company. There are no arrangements or understandings between Ms. Juster and any other person pursuant to which Ms. Juster was selected as a director of the Company.
All independent (non-employee) directors receive annual compensation of $125,000 for service as directors, consisting of a $75,000 base annual retainer, and unrestricted stock awards with an annual value of $50,000. The directors can elect to receive their base annual retainer fee in shares of Common Stock under the Company's Amended and Restated 2003 Stock Option and Incentive Plan. Directors are required to receive at least 50% of their base annual retainer in shares of Common Stock until they attain the minimum level of stock ownership required for a director under the Company's Stock Ownership Guidelines. Directors are also reimbursed for travel expenses incurred in connection with Board and Committee meeting attendance. For fiscal year 2016, Dr. Frampton and Ms. Juster will be paid on a pro rata basis for the partial year served.

The Company's press release announcing this change is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
On April 26, 2016, the Board approved a resolution to amend the By-laws of the Company which is effective at the start of business on April 27, 2016. Section 1 of Article V: Directors was amended to change the number of members that the Board shall consist of from seven to eight.
This summary is not intended to be complete and is qualified in its entirety by reference to the Restated By-laws of Kimball International, Inc. included as Exhibit 3(b) to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits
The following exhibits are filed as part of this report:

Exhibit
Number	Description
3(b)	Restated By-laws of the Company dated April 26, 2016
99.1	Kimball International, Inc. Press Release dated April 26, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Michelle R. Schroeder
MICHELLE R. SCHROEDER Vice President, Chief Financial Officer

Date: April 26, 2016

EXHIBIT INDEX

Exhibit
Number	Description
3(b)	Restated By-laws of the Company dated April 26, 2016
99.1	Kimball International, Inc. Press Release dated April 26, 2016